U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person

Rubenstein, Marilyn
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   (Last)               (First)                 (Middle)

68 Wheatley Road
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                                    (Street)

Brookville                 NY                   11545
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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)


01/01/97
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3. IRS or Social Security Number of Reporting Person
(Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

Global Telecommunication Solutions, Inc. (GTST)
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5 Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [ x ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)

       ___________________________________________________________________

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6. If Amendment, Date of Original (Month/Day/Year)


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             Table I -- Non-Derivative Securities Beneficially Owned
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

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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

Common Stock, $0.01 par value                20,000                   D
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Common Stock, $0.01 par value                65,000                   I*                  By Woodland Partners
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Common Stock, $0.01 par value                 9,000                   I*                  By Woodland Venture Fund
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Common Stock, $0.01 par value                94,169                   I*                  By Barry Rubenstein (husband)
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Common Stock, $0.01 par value                 1,000                   I*                  By The Marilyn and Barry Rubenstein
                                                                                          Family Foundation
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
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

Option (right to buy)    2/14/96    2/14/01          Common Stock            100,000        $4.75             I*            (1)
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Warrant (right to buy)   9/16/94    12/14/99         Common Stock             54,169        $4.00             I*            (1)
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Warrant (right to buy)   3/1/97     11/27/01         Common Stock            200,000        $2.50             I*            (2)
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Warrant (right to buy)   5/15/96    12/14/99         Common Stock             40,000        $4.00             I*            (2)
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Warrant (right to buy)   3/1/97     11/27/01         Common Stock            100,000        $2.50             I*            (3)
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Warrant (right to buy)   3/1/97     11/27/01         Common Stock            100,000        $2.50             I*            (4)
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
Explanation of Responses:

* The reporting person disclaims beneficial ownership of these securities except to the extent of her pecuniary interest therein.

1) By Barry Rubenstein (husband)
2) By Woodland Partners
3) By Woodland Venture Fund
4) By Seneca Ventures


/s/ Marilyn Rubenstein                                           1/10/97
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      **Signature of Reporting Person                             Date
        Marilyn Rubenstein

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.